Exhibit 23.3

KPMG LLP
Suite 1400
2323 Ross Avenue
Dallas, TX 75201-2721

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Rent-A-Center, Inc.:

We consent to the use of our report dated March 1, 2019, with respect to the consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the year ended December 31, 2018, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Rent-A-Center, Inc, incorporated herein by reference.

Dallas, Texas

June 7, 2021

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.